Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Weibo Corporation of our report dated April 22, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Weibo Corporation’s Annual Report on Form 20-F for the year ended December 31, 2020. We also consent to the incorporation by reference of our report dated November 18, 2021 relating to the financial statements, which appears in Weibo Corporation’s Form 6-K dated November 18, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers Zhong Tian LLP Beijing, the People’s Republic of China November 26, 2021